Exhibit 99.2

BIOMET, INC. ANNOUNCES DELAY IN EARNINGS RELEASE AND CONFERENCE CALL AND DEVELOPMENTS RELATING TO REVIEW OF HISTORICAL STOCK OPTION PRACTICE

Also Announces Preliminary, Unaudited Net Sales for Second Quarter of Fiscal 2007

WARSAW, Ind. — December 18, 2006 — Biomet, Inc. (NASDAQ: BMET) today announced that it will delay its second quarter earnings release and investor conference, previously scheduled for Wednesday, December 20, 2006, due to developments related to the review of historical stock option practices.  Biomet also reported preliminary, unaudited net sales for the second quarter of fiscal 2006, which ended on November 30, 2006.

Preliminary Unaudited Net Sales for Second Quarter

Net sales increased 5% to $520,330,000.  Excluding the impact of foreign currency, which increased sales by $6 million, net sales increased 4%.  Sales in the United States increased 2% during the second quarter, while international sales increased 7% on a constant currency basis.

Reconstructive device sales increased 9% worldwide to $368,079,000 during the second quarter of fiscal year 2007.  On a constant currency basis, worldwide reconstructive device sales increased 8% during the second quarter.  Knee sales increased 9% worldwide during the second quarter and 8% in the United States.  Excluding the effect of foreign currency, knee sales increased 8% worldwide during the quarter.  The Company’s recently launched total and unicompartmental knee systems continued to experience strong demand during the second quarter.

Hip sales increased 9% worldwide during the second quarter and increased 6% in the United States.  Hip sales increased 8% worldwide during the quarter on a constant currency basis.  Second quarter hip sales were driven by Biomet’s alternative bearing acetabular systems, including metal-on-metal and ceramic-on-ceramic components, as well as the Company’s highly crosslinked polyethylene liners and porous coated press-fit hip stems.

During the second quarter, extremity sales increased 22% worldwide and 20% in the United States.  Excluding the impact of foreign currency, second quarter extremity sales increased 20% worldwide.  Dental reconstructive device sales increased 14% worldwide during the second quarter and increased 9% in the United States.  Worldwide dental reconstructive device sales increased 12%, constant currency.  Sales of bone cements and accessories increased 13% in the United States and decreased 7% worldwide during the second quarter.  On a constant currency basis, sales of bone cements and accessories decreased 10% worldwide during the quarter.

Fixation sales decreased 3% worldwide to $58,807,000 and decreased 7% in the United States during the second quarter of fiscal year 2007.  Worldwide fixation sales decreased 4%, constant currency during the quarter.  Lorenz Surgical’s craniomaxillofacial fixation sales increased 8% worldwide and in the United States during the second quarter.  Internal fixation sales increased 8%

worldwide during the quarter and increased 2% in the United States.  Electrical stimulation device sales decreased 11% worldwide during the quarter and decreased 12% in the United States, while external fixation sales decreased 13% worldwide and 14% in the United States.  Excluding the impact of foreign currency, external fixation sales decreased 13% worldwide during the second quarter.

Spinal product sales decreased 8% worldwide to $50,851,000 during the second quarter of fiscal year 2007 and decreased 12% in the United States.  On a constant currency basis, spinal product sales decreased 8% worldwide during the quarter.  Sales of spinal implants and orthobiologics for the spine decreased 4% worldwide and decreased 11% in the United States during the second quarter.  Excluding the impact of foreign currency, worldwide sales of spinal implants and orthobiologics for the spine decreased 5% during the second quarter.  Spinal stimulation sales decreased 12% worldwide during the second quarter and decreased 13% in the United States.

Sales of Biomet’s “other products” during the second quarter were flat worldwide at $42,594,000 and decreased 5% in the United States.  Excluding the impact of foreign currency, worldwide sales of “other products” decreased 1% worldwide during the quarter.  Arthroscopy sales increased 8% worldwide during the second quarter and increased 3% in the United States.  On a constant currency basis, arthroscopy sales increased 8% worldwide.  Softgoods and bracing sales decreased 14% worldwide and in the United States during the second quarter.  On a constant currency basis, softgoods and bracing sales decreased 10% worldwide during the quarter.

Review of Historical Stock Option Granting Practices

Following the publication of an analyst report suggesting that certain historical grants of stock options by Biomet took place on dates where Biomet’s stock price was trading at relatively low prices and the filing of two shareholder derivative lawsuits alleging improper “backdating” of stock options, Biomet’s board of directors formed a special committee (the “Special Committee”) to conduct an independent investigation of Biomet’s stock option grants for the period from 1996 to the present and to determine whether Biomet had any claims arising out of any inappropriate stock option backdating and, if so, whether it was in the best interest of Biomet and its stakeholders to pursue any such claim.  The Special Committee retained independent counsel to advise it in connection with and to conduct its investigation.  Counsel to the Special Committee also hired independent accountants to assist in the investigation.

On December 14, 2006, members of Biomet’s board of directors received a preliminary report from the Special Committee presented by counsel to the Special Committee and the independent accountants retained by counsel to the Special Committee.  While the investigation of the Special Committee is by no means complete, based on the investigative team’s review of documents received to date and preliminary interviews of some of the individuals involved in the granting of stock options during the period in question, the Special Committee reported the following:  Biomet issued stock options to purchase less than 20 million shares of Biomet stock (before adjustments for stock splits) over the 11-year period from 1996 to 2006, the majority of which were granted to employees who were not officers or directors of Biomet.  According to the terms of the various stock option plans under which these stock options were issued, the option exercise price was required to be equal to the fair market value of a share of Biomet stock at the time the grant was made.  It appears, however, that a substantial number of the stock option grants made by Biomet during this time period were issued as of dates other than the dates on which the grants were actually made to take advantage of a lower stock price on the date of issue.  It also appears that some members of senior management were aware of this practice, though they may not have been aware of the accounting and legal ramifications of this practice.  In addition, for a substantial number of the stock options granted during the period in question, the procedures for granting stock options, including the dates on which grants were made, were not well documented; this may potentially indicate a lack of appropriate internal controls and a failure to keep adequate books and records relating to stock option grants.  It is possible that correcting errors in how these stock option grants were accounted for may have a material effect on Biomet’s historical and/or current financial statements.

Based on the Special Committee’s preliminary report and its own assessment of the information available to date, Biomet is not able to make at the current time, a determination, or meaningful assessment as to the probability, that errors in Biomet’s current and/or historical financial statements will warrant the conclusion that any of Biomet’s historical and/or current financial statements are not to be relied upon.  Biomet, however, continues to assess this issue, including, but not limited to, assessing the information being developed by the Special Committee and its investigative team, in light of the potential risk that it may reach such a conclusion in the future.

Both the Special Committee’s investigative team and Biomet have discussed this issue with Biomet’s current independent accountant and will continue to advise it of additional information as it becomes available.  Biomet has also advised the Midwest Regional Office of the SEC of this matter prior to the date hereof.

Biomet will announce additional financial results for the second quarter of fiscal 2007 as soon as practicable following the completion of the Special Committee’s work.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. The Company’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Senior Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Biomet believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include: the results of the Special Committee’s review of Biomet’s historical stock option granting practices; the impact of any restatement of financial statements of Biomet or other actions that may be taken or required as a result of the Special Committee’s review; the possibility that Biomet may be unable to timely file reports with the SEC; litigation and governmental investigations or proceedings which may arise out of Biomet’s stock option granting practices or any restatement of the financial statements of Biomet; the success of Biomet’s principal product lines and reorganization efforts with respect to its EBI operations; Biomet’s ability to develop and market new products and technologies in a timely manner; and other risk factors as set forth from time to time in Biomet’s filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved.  Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

There can be no assurance that the outcome of the review by the Special Committee of Biomet’s historical stock option granting practices and the related potential accounting impact will not result in changes to these preliminary, unaudited financial results.  Therefore, all results reported in this release should be considered preliminary until the Quarterly Report on Form 10-Q for the second quarter ended November 30, 2006 is filed with the SEC.